                                                                    Exhibit 2.09


                     AGREEMENT AND PLAN OF RECAPITALIZATION

         THIS AGREEMENT AND PLAN OF RECAPITALIZATION (this "AGREEMENT" is entered into as of April 9, 2004 (the "EFFECTIVE DATE") by and among Celerity Group, Inc., a Delaware corporation, f/k/a Kinetics Holdings Corporation (the "COMPANY") and KH LLC, a Delaware limited liability company treated as a partnership for tax purposes ("EXISTING INVESTOR").

                                    RECITALS

         WHEREAS, reference is hereby made to the Restructuring Agreement dated as of April 8, 2004, entered into by and among the Company, Existing Investor, et. al. (the "RESTRUCTURING AGREEMENT");

         WHEREAS, immediately after the contributions to the Existing Investor pursuant to the Contributions and Exchanges in the Restructuring Agreement, the Existing Investor desires to exchange 1,890,332 of its existing shares of the Company's Series A-1 Preferred Stock represented by certificate A-1 1, 100,818 of it existing shares of the Company's A-1 Preferred Stock represented by certificate A-1 2 and 856,951 of its Series A Preferred Stock represented by certificate A1 for warrants to purchase 1,792,035 shares of the Company's Series A-1 Preferred Stock with a exercise price of $0.01 per share, warrants to purchase 771,226 shares of the Company's Series A Preferred Stock with an exercise price of $0.01 per share and 199,115 shares of the Company's Series A-1 Preferred Stock and 85,725 shares of the Company's Series A Preferred Stock; and to exchange the First Seller Note, Second Seller Note and Capital Call Notes to the Company in exchange for 1 share of Series C-1 Preferred Stock, 8,333,333 shares of Series C Preferred Stock and 2,777,778 shares of Series D Preferred Stock (the "Exchanges");

         WHEREAS, the Company is contemplating an initial public offering ("IPO") of the Company's common stock;

         WHEREAS, the Existing Investor and the Company have determined that the recapitalization contemplated by this Agreement will further facilitate an initial public offering of common stock of the Company;

         WHEREAS, the Existing Investor and the Company have determined that it is advisable and fair to, and in the best interest of, the Existing Investor and the Company to enter into this Agreement; and

         WHEREAS, it is the intention of the Existing Investor and Company that the Agreement constitute a "PLAN OF REORGANIZATION" and that the Exchange contemplated by this Agreement qualify as a "reorganization" described in
Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

         NOW, THEREFORE, in consideration of the mutual covenants and representations set forth herein, the Company and the Existing Investor agree as follows:

                                   AGREEMENTS

         Section 1. Exchange of Shares. The Existing Investor hereby agrees that upon the Effective Date, immediately after the contributions to the Existing Investor pursuant to the Contributions and Exchanges in the Restructuring Agreement, the Existing Investor shall exchange 1,890,332 of its existing shares of the Company's Series A-1 Preferred Stock, 100,818 of it existing shares of the Company's A-1 Preferred Stock and 856,951 Series A Preferred Stock (the "Shares") for warrants to purchase 1,848,101 shares of the Company's Series A-1 Preferred Stock with a exercise price of $0.01 per share and warrants to purchase 1,000,000 shares of the Company's Series A Preferred Stock with an exercise price of $0.01 per share (the "WARRANTS") and 459,664 shares of the Company's Common Stock (the "COMMON STOCK").

         The Existing Investor hereby agrees that upon the Effective Date, immediately after the contributions to the Existing Investor pursuant to the Contributions and Exchanges in the Restructuring Agreement and immediately before the KSI Spin-Off in the Restructuring Agreement, the Existing shareholder shall exchange the First Seller Note, Second Seller Note and Capital Call Notes to the Company in exchange for 1 share of Series C-1 Preferred Stock, 8,333,333 shares of Series C Preferred Stock and 2,777,778 shares of Series D Preferred Stock (collectively the "PREFERRED STOCK"), respectively.

         The Company and Existing Investor agree to treat the Exchanges as a "RECAPITALIZATION'" as defined in Section 368(a)(1)(E) of the Code and to treat this Agreement as a "PLAN OF REORGANIZATION". Company and Existing Investor provide no assurances to each other or any other party as to the ultimate tax treatment of the recapitalization.

         Section 2.1. Full Ownership and Due Authorization. The Existing Investor hereby represents and warrants that the Shares are free and clear of any pledge, lien, security interest, encumbrance or equitable interest. The Existing Investor hereby represents and acknowledges that such existing investor has carefully read and fully understands all of the provisions of this Agreement. The Existing Investor further represents and acknowledges that (i) no other person has any claim or interest in the matters described herein and (ii) the Existing Investor has full authority to enter into this agreement, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

         Section 2.2. Purchase for Own Account for Investment. The Existing Investor is acquiring the Warrants, Common Stock and Preferred Stock for such Existing Investor's own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Warrants, Common Stock and Preferred Stock or the shares issuable upon conversion of the Warrants (the "CONVERSION SHARES") within the meaning of the Securities Act of 1933, as amended (the "1933 ACT"). The Existing Investor has no present intention of selling or otherwise disposing of all or any portion of the Warrants, Common Stock, Preferred Stock or the Conversion Shares and no one other than Existing Investor has any beneficial ownership of any of the Warrants, Common Stock, Preferred Stock or the Conversion Shares.

         Section 2.3. Access to Information. The Existing Investor has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that the Existing Investor reasonably considers important in making the decision to enter into this Agreement and to acquire the Warrants, Common Stock, and Preferred Stock, and the Existing Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of this Agreement, the Warrants, Common Stock, Preferred Stock and the Conversion Shares, and to obtain additional information necessary to verify any information furnished to the Existing Investor or to which the Existing Investor had access.

         Section 2.4. Understanding of Risks. The Existing Investor understands that the purchase of the Warrants, Common Stock, and Preferred Stock involves substantial risk. The Existing Investor has experience as an investor in securities of companies in the development stage and acknowledges that the Investor is able to fend for itself, can bear the economic risk of such Investor's investment in the Warrants, Common Stock, and Preferred Stock and has such knowledge and experience in financial or business matters that the Investor is capable of evaluating the merits and risks of this investment in the Warrants, Common Stock, and Preferred Stock and protecting its own interests in connection with this investment.

         Section 2.5. No General Solicitation. At no time was Existing Investor presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Warrants, Common Stock, Preferred Stock or the Conversion Shares.

         Section 2.6. Accredited Investor Status. The Existing Investor is an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act.

         Section 2.7. Restricted Securities. The Existing Investor understands that the Warrants, Common Stock, Preferred Stock and the Conversion Shares will be characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Existing Investor represents that the Existing Investor is familiar with Rule 144 of the U.S. Securities and Exchange Commission (the "SEC"), as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

         Section 2.8. Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

         Section 2.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         Section 2.10 No Third Party Beneficiaries. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any person, other than the parties hereto and their respective successors or assigns and permitted transferees, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and permitted transferees, and for the benefit of no other person.

         IN WITNESS WHEREOF, the Company and the Existing Investor have caused this Agreement to be executed as of the date first written above.

CELERITY GROUP, INC.,
a Delaware corporation

/s/ John M. Goodman
-------------------------------
By: JOHN M. GOODMAN

KH LLC

/s/ John M. Goodman
-------------------------------
By: JOHN M. GOODMAN